Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

New Source Energy Partners, L.P.

Oklahoma City, Oklahoma

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of New Source Energy Partners, L.P. of:

(i)	our report dated April 4, 2014, relating to the consolidated financial statements of New Source Energy Partners, L.P., appearing in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013,

(ii)	our report dated January 28, 2014, relating to the combined and consolidated financial statements of MidCentral Energy Services, LLC and Affiliate, as of September 30, 2013 and December 31, 2012 and for the nine months ended September 30, 2013 and year ended December 31, 2012 appearing in the Company’s Current Report on Form 8-K/A filed on January 28, 2014, and

(iii)	our report dated December 19, 2013, relating to the statements of revenues and direct operating expenses of the Acquisition Properties for the years ended December 31, 2012 and 2011 appearing in the Company’s Current Report on Form 8-K/A filed on December 19, 2013.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Austin, Texas

April 8, 2014